JETBLUE AIRWAYS REPORTS JULY TRAFFIC
New York, NY (August 12, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for July 2019. Traffic in July increased 5.3 percent from July 2018, on a capacity increase of 5.6 percent. Load factor for July 2019 was 88.6 percent, a decrease of 0.3 points from July 2018. JetBlue’s preliminary completion factor for July 2019 was 98.4 percent and its on-time (1) performance was 70.2 percent.

JetBlue continues to expect third quarter revenue per available seat mile (RASM) to range between 0.5 and 3.5 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	July 2019	July 2018	% Change
Revenue passenger miles (000)	5,006,350	4,755,179	5.3%
Available seat miles (000)	5,650,058	5,350,842	5.6%
Load factor	88.6%	88.9%	-0.3 pts.
Revenue passengers	3,958,393	3,940,085	0.5%
Departures	32,434	32,705	(0.8)%
Average stage length (miles)	1,142	1,096	4.2%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	31,522,310	29,663,847	6.3%
Available seat miles (000)	37,116,128	34,513,241	7.5%
Load factor	84.9%	85.9%	-1.0 pts.
Revenue passengers	25,149,599	24,743,681	1.6%
Departures	214,710	212,439	1.1%
Average stage length (miles)	1,150	1,093	5.2%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

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